Exhibit 10.21

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

June 7, 2018

Shire Human Genetics Therapies, Inc.

300 Shire Way

Lexington, MA 02421

Attn: General Counsel

Re:	First Amendment to Asset Purchase Agreement dated December 22, 2016

Dear Clare,

Reference is made to the Asset Purchase Agreement by and between Translate Bio, Inc. formerly known as RaNA Therapeutics, Inc. (“Translate Bio”) and Shire Human Genetics Therapies, Inc. (“Shire”) entered into as of December 22, 2016 (the “Agreement”). Capitalized terms used but not defined herein have the respective meanings set forth in the Agreement.

Translate Bio is in the process of negotiating a license agreement with Sanofi Pasteur (as may be amended from time to time, the “License Agreement”) under which an Affiliate of Translate Bio will grant a license to Sanofi Pasteur under the Transferred Patents to develop and commercialize vaccines to prevent or treat human viral infectious disease pathogens in the Licensed Fields (as defined below). Shire recognizes that by aligning the terms of the Agreement with the potential License Agreement, Shire will be more likely to receive Earn-Out Payments and other amounts under the Agreement. Therefore, Shire is willing to enter into this letter amendment relating to vaccines in the Licensed Fields under the License Agreement.

Through this letter amendment to the Agreement, Shire and Translate Bio hereby agree to amend the Agreement, as follows, provided that such amendments automatically become effective only upon the closing or consummation of the License Agreement (the “Amendment Effective Date”):

1.    As of the Amendment Effective Date and solely with respect to the License Agreement, the following new definitions are hereby added to Article VII as follows:

“License Agreement” means that certain license agreement between Buyer and Sanofi Pasteur.

June 7, 2018 First Amendment

“Licensed Field” means each of the following viral infectious disease pathogens: (a) three (3) identified pathogens selected by Sanofi Pasteur, and (b) two (2) other human viral infectious disease pathogens as determined in accordance with the License Agreement; and in each case as promptly identified in writing by Buyer to Seller. Until such time as the identity of any such pathogen in the Licensed Field is publicly known, Seller agrees to treat the identify of such pathogen confidentially, and will disclose such identity only to such employees of Seller or its Affiliates who reasonably need to know such information in connection with financial and accounting matters or in connection with prosecuting, defending, or settling any litigation, performing obligations under this Agreement or other proper business purposes (including determining any matter relating to its rights and obligations hereunder).

“MRT Vaccine Product” means an MRT Product that (a) is a vaccine for the prevention, palliation, treatment, or cure of a disease, disorder or condition caused by an infectious disease pathogen in a Licensed Field, and (b) includes or comprises an MRT Compound having a sequence that encodes a protein that is from, or that binds to, such infectious disease pathogen; provided that in no event shall an MRT Vaccine Product be a product that includes mRNA encoding an antibody.

2.    As of the Amendment Effective Date and solely with respect to the License Agreement, Section 1.11(a)(ii) is hereby deleted and replaced with the following:

(ii)    With respect to each Non-CFTR MRT Product, a one-time payment of Ten Million Dollars ($10,000,000) upon the First Commercial Sale of such Non-CFTR MRT Product [**], provided, however, that the Milestone Payment in this Section 1.11(a)(ii) shall be due no more than once with respect to any two Non-CFTR MRT Products (that are not MRT Vaccine Products) if all of the MRT Compound(s) in one of the Non-CFTR MRT Products are the same as all of the MRT Compound(s) in the other Non-CFTR MRT Product (it being understood that, for purposes of this Section 1.11(a)(ii), (A) any metabolite, prodrug, hydrate or other solvate, analog, ester, salt, intermediate, stereoisomer, racemate, tautomer or polymorph of any MRT Compound shall be considered the same MRT Compound, and (B) any MRT Compound containing a different sequence than (e.g., an optimized sequence of) any other MRT Compound shall be considered a different MRT Compound from such other MRT Compound), regardless of whether such MRT Products containing such MRT Compound(s) have different strengths, formulations, dosage forms or modes of administration or are marketed and sold for different Indications; and provided, further, that the Milestone Payment in this Section 1.11(a)(ii) shall be due no more than once with respect to any MRT Vaccine Product in the same Licensed Field;

June 7, 2018 First Amendment

3.    As of the Amendment Effective Date and solely with respect to the License Agreement, Section 1.11(a)(iii) is hereby deleted and replaced with the following:

(iii)    A one-time payment of [**] Dollars ($[**]) upon the first achievement of the aggregate Annual Net Sales of any MRT Product equaling or being greater than [**] Dollars ($[**]), provided, however, that the Annual Net Sales of any two or more MRT Products (that are not MRT Vaccine Products) may be aggregated to determine whether the Milestone Event in this Section 1.11(a)(iii) has been achieved only if all of the MRT Compound(s) in one of the MRT Products are the same as all of the MRT Compound(s) in the other MRT Product(s) (it being understood that, for purposes of this Section 1.11(a)(iii), (A) any metabolite, prodrug, hydrate or other solvate, analog, ester, salt, intermediate, stereoisomer, racemate, tautomer or polymorph of any MRT Compound shall be considered the same MRT Compound and (B) any MRT Compound containing a different sequence than (e.g., an optimized sequence of) any other MRT Compound shall be considered a different MRT Compound from such other MRT Compound), regardless of whether such MRT Products have different strengths, formulations, dosage forms or modes of administration or are marketed and sold for different Indications; and provided, further, that the Annual Net Sales of any two or more MRT Vaccine Products may be aggregated to determine whether the Milestone Event in this Section 1.11(a)(iii) has been achieved only if the MRT Vaccine Products are in the same Licensed Field; and

4.    As of the Amendment Effective Date and solely with respect to the License Agreement, a new Section 1.11(c)(iii) is hereby added as follows:

(iii)     With respect to the calculation of Earn-Out Payments arising from the sale of each MRT Product and the determination of the applicable Earn-Out Period for each such MRT Product, any MRT Product that includes or comprises an MRT Compound containing a different sequence than any MRT Compound in any other MRT Product shall be considered a different MRT Product, regardless of whether the MRT Product including or comprising the MRT Compound containing the different sequence is an MRT Vaccine Product.

5.    As of the Amendment Effective Date and solely with respect to the License Agreement, the following new language is hereby added to the end of the Net Sales definition in Article VII and used in the calculation of Net Sales of MRT Vaccine Products:

If an MRT Vaccine Product is sold as a product intended for more than one disease indication, containing such MRT Vaccine Product in combination with one or more other active ingredients or products that are not MRT Vaccine Products in any country in any calendar quarter (a “Combination Product”), the Net Sales of the MRT Vaccine Product shall be determined as follows:

(i)    Net Sales of the MRT Vaccine Product shall be determined by multiplying the Net Sales (as defined above) of the Combination Product by the fraction A / (A+B) where A is the known average sale price in such country of the MRT Vaccine Product when sold separately in finished form in such calendar quarter, and B is the known average sale price in that country of the other active ingredient(s) or product(s) when sold separately in finished form in such calendar quarter; and

June 7, 2018 First Amendment

(ii)    If such average sale price cannot be determined for the MRT Vaccine Product and/or the other ingredient(s) or product(s) in the Combination Product in any country in any calendar quarter, Net Sales for the MRT Vaccine Product in such country and calendar quarter shall be calculated as mutually agreed by the Parties and based on the fraction of the total number of pathogens for which the Combination Product includes at least one vaccine; provided that in no event shall Net Sales for the MRT Vaccine Product be less than [**]% of Net Sales of the Combination Product, regardless of the number of other active ingredient(s) or product(s) in the Combination Product.

Except as provided herein, the Agreement shall remain in full force and effect without any amendments or modifications. For clarity, the amendments set forth herein shall not apply to any agreement between Translate Bio and a third party other than the License Agreement and shall only apply to MRT Vaccine Products under the License Agreement. After the date set forth below, every reference in the Agreement to the “Agreement” shall mean the Agreement as amended by this letter amendment. This letter amendment may be executed by Shire and Translate Bio in multiple counterparts which may be delivered by facsimile transmission, by digital signature or by a scanned signature page in a format such as, without limitation, PDF. Each counterpart when so executed and delivered shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument. This letter amendment shall be effective as of the date of the last signature below.

[Signature Page Follows]

June 7, 2018 First Amendment

If the above reflects your understanding of the amendment to the Agreement, please acknowledge your agreement of the foregoing by executing the countersignature below.

Very truly yours,

/s/ Ronald Renaud
Name:	Ronald Renaud
Title:	CEO
Date:	6/8/2018

AGREED & ACCEPTED

SHIRE HUMAN GENETIC THERAPIES, INC.

/s/ Clare Fisher
Name:	Clare Fisher
Title:	GVP, Transactions
Date:	6/7/2018